Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

SRI/SURGICAL EXPRESS, INC. ANNOUNCES RESIGNATION OF

PRESIDENT AND CHIEF EXECUTIVE OFFICER

TAMPA, FL— February 5, 2007 — SRI/Surgical Express, Inc. (Nasdaq: STRC) announced today that Christopher Carlton resigned his positions as President, Chief Executive Officer and Director of the Company. While the Board of Directors completes a search for a successor, the Company’s day-to-day operations will be managed by a Management Committee of two senior executives, Wallace D. Ruiz and D. Jon McGuire. Mr. McGuire will serve as Chairman of the Management Committee.

Mr. Ruiz is SRI’s Senior Vice President and Chief Financial Officer. Mr. McGuire, 42, has been employed by SRI since its incorporation in September 1994 and has served as SRI’s Senior Vice President of Strategic Sourcing since January 2006. Prior to January 2006, Mr. McGuire served in various sales and operational positions at SRI, including as a general manager of SRI’s largest reprocessing facility.

An Executive Committee of the Board of Directors will oversee the activities of the Management Committee. The Executive Committee consists of two independent directors, N. John Simmons, Jr. and James T. Boosales. Mr. Simmons will serve as Chairman of the Executive Committee.

“SRI is uniquely positioned to provide reusable instruments and linens programs to healthcare facilities. We will make this transition as smooth as possible,” said Mr. Simmons, the Company’s Chairman. The Company has asked its search firm, The Cassie Shipherd Group, to begin the search process.

SRI Surgical (www.srisurgical.com) provides central processing and supply chain management services to hospitals and surgery centers across the United States. We serve hospitals and surgery centers in 19 states from 10 reprocessing facilities, one disposable products facility, and 4 distribution centers located throughout the United States.

FOR FURTHER INFORMATION:	Wallace D. Ruiz
SRI/Surgical Express, Inc.
(813) 891-9550